Exhibit 99.1

GFI Group Inc. Announces Second Quarter 2009 Results;

Declares Quarterly Cash Dividend

•                  GAAP Revenues: $224.7 Million; Non-GAAP Revenues: $220.5 Million
•                  GAAP Net Income: $16.4 Million or $0.13 per Diluted Share
•                  Non-GAAP Net Income: $14.6 Million or $0.12 per Diluted Share
•                  Board of Directors Declares Quarterly Cash Dividend of $0.05 per Share

New York,  July 30, 2009 — GFI Group Inc. (Nasdaq: GFIG), a leading provider of wholesale brokerage, electronic execution and trading support products for global financial markets, today announced financial results for the second quarter ended June 30, 2009.

Highlights

•                  Total revenues for the second quarter of 2009 were $224.7 million representing a decline of 14% from $261.5 million in the second quarter of 2008.  Total revenues include a $4.2 million mark-to-market unrealized gain on forward hedges of future foreign currency revenues. Excluding this item, non-GAAP revenues were $220.5 million for the second quarter of 2009. In the second quarter of 2008, total revenues were $261.5 million, on both a GAAP and non-GAAP basis.

•                  Brokerage revenues for the second quarter of 2009 declined 18% to $201.1 million from $245.6 million in the second quarter of 2008.  While revenues from financial, equity and commodity products decreased 28%, 30% and 29%, respectively, from the second quarter of 2008, credit product revenues increased 6% from the prior year period. Within credit products, revenues from cash fixed income products increased 140% over the second quarter of 2008 offsetting a 52% decrease in revenues from credit derivative products.

•                  In the second quarter of 2009, compensation and employee benefits expense was 65.2% of total revenues on a GAAP basis and 66.5% on a non-GAAP basis, compared with 60.7% of total revenues, on both a GAAP and non-GAAP basis, in the second quarter of 2008.

•                  Non-compensation expenses as a percentage of revenues improved to 23.1% of total revenues on a GAAP basis and 22.9% on a non-GAAP basis in the second quarter of 2009 compared with 25.4% of total revenues on a GAAP basis and 24.0% on a non-GAAP basis in the second quarter of 2008.

•                  Net income for the second quarter of 2009 was $16.4 million, or $0.13 per diluted share, compared with $23.6 million, or $0.20 per diluted share, in the second quarter of 2008.  On a non-GAAP basis, net income for the second quarter of 2009 was $14.6 million, or $0.12 per diluted share, compared with $26.0 million, or $0.22 in the second quarter of 2008.

Michael Gooch, Chairman and Chief Executive Officer of GFI, commented: “In the second quarter of 2009, we achieved sequential improvement in our financial performance, with brokerage revenues up 2% and non-GAAP net income up 13% from the first quarter of 2009.  Many of our markets are showing further signs of stabilization and recovery while cost reduction initiatives implemented in the last few quarters are having their intended effect on our pre-tax margin.

“Revenues in our largest product category, credit products, increased 6% from the second quarter of 2008 and rose 9% sequentially, as signs of normalcy continued to emerge in the credit markets in the second quarter, reflected in narrowing credit spreads and strong corporate bond issuance. The main driver of our performance in the quarter was continued growth in revenues from our cash fixed income brokerage operations, which more than doubled from the second quarter of 2008 and increased 20% sequentially.  We have invested in those operations since 2007, and cash fixed income brokerage revenues represented 68% of total credit product revenues in the second quarter of 2009. Their growth in the quarter more than offset lower revenues from credit derivative products, which were down 52% year-over-year and 9% from the first quarter of 2009.  The year over year decline resulted in part from the defection of a number of New York credit derivative brokers to a competitor in April 2008.  Brokerage revenues from credit derivative products now represent 12% of GFI’s total non-GAAP revenues.

“While there is increasing stability in the credit derivative markets, many of which are liquid and operating smoothly, legislative, regulatory and structural uncertainty remains a hindrance. In addition, capital commitment to the market by a number of dealers and hedge funds has not yet fully returned, while competition from other brokers remains strong. Despite these challenges, we expect recovery and the market to return to growth in credit derivative transaction volumes next year.

“Equity product revenues were down 30% year over year and 9% sequentially. That was primarily due to continued depressed share values in Europe, where certain commissions for cash equity and equity derivative products are based on notional values, and adverse currency translation.  We did see equity revenues increase 10% in the U.S. over the prior year period as our North American cash equities business performed well.

“Our financial product revenues declined 28% from the second quarter of 2008 due to lower revenues from certain emerging market products, currency derivatives and interest rate derivatives.  However, financial product revenues increased 7% over the first quarter of 2009, with growth in each region, including Asia, where we are seeing renewed activity.

“Commodity product revenues decreased 29% from the second quarter of 2008 and 3% sequentially.  This was mainly caused by continued weakness in the dry freight business in Europe and Asia, as well as the economic recession and other variables that have depressed trading in the longer dated, more complex energy derivatives.

“Compensation and employee benefits expense, which is the largest component of our costs, decreased 8% from the second quarter of 2008, but increased as a percentage of total revenues year-over-year on both a GAAP and non-GAAP basis. We are continuing to focus on managing this cost category and expect to make progress over time. The increase in compensation expense as a percentage of revenues in the second quarter of 2009 is a function of our active restructuring of our business and product focus as we adjust to rapidly changing market dynamics, lower revenues in some historically higher margin derivative markets, and amortization of previously paid sign-on and retention bonuses related to the rebuilding of our credit team in 2008.

“Non-compensation expenses decreased 20% from the second quarter of 2008 on a non-GAAP basis and improved as a percentage of revenues year over year, due to substantial reductions in travel and promotion and professional fees, as well as lower clearing fees due to the revenue shift away from cash equities in the quarter.  Non-compensation expenses held level with the first quarter of 2009 despite higher revenues.

“Looking at the third quarter of 2009 and with our preliminary July brokerage revenues indicating a return to a more traditional summer seasonal pattern, we currently expect our non-GAAP total revenues to decline by approximately 20% to 23%, compared to the third quarter of 2008, which was a strong quarter marked by extreme volatility due to the credit crisis.”

Mr. Gooch concluded: “The credit crisis precipitated a stream of proposals to regulate and restructure the OTC derivative markets that continue today. We have been very active in monitoring them and,

more importantly, participating in direct dialogue with regulators, legislators and industry trade groups in the U.S. and Europe as decisions are being shaped. Ultimately, we are optimistic that the solutions that are likely to emerge will be generally beneficial to the long-term health of the broader financial markets and that our deep management experience, proven agility and technology advantage will enable us to capture newly created opportunities.”

Revenues

For the second quarter of 2009, total revenues were $224.7 million on a GAAP basis and $220.5 million on a non-GAAP basis.  This compares with total revenues of $261.5 million in the second quarter of 2008, on a GAAP and non-GAAP basis.

Brokerage revenues in the second quarter of 2009 were $201.1 million, which was 18% below the second quarter of 2008. By geographic region, second quarter 2009 brokerage revenues decreased 3% in the Americas, 26% in EMEA and 31% in Asia-Pacific compared with the second quarter of 2008.

Revenues from trading software, analytics and market data products for the second quarter of 2009 were $13.0 million, approximately level with the same period of 2008.  This included a $7.3 million contribution from Trayport Limited.  Trayport’s software revenues decreased 6% on a reported basis but increased 23% in its functional currency, the British Pound Sterling, compared with second quarter of 2008.

Expenses

For the second quarter of 2009, compensation and employee benefits expense was $146.6 million, a decrease of 8% from the second quarter of 2008.  Compensation and employee benefit expense increased as a percentage of total revenues to 65.2% on a GAAP basis and 66.5% on a non-GAAP basis in the second quarter of 2009 compared with 60.7% in the second quarter of 2008, on a GAAP and non-GAAP basis.

Non-compensation expenses for the second quarter of 2009 declined 22% to $51.8 million or 23.1% of total revenues compared with $66.5 million or 25.4% of total revenues in the second quarter of 2008.  On a non-GAAP basis, non-compensation expenses for the second quarter of 2009 declined 20% to $50.5 million or 22.9% of total revenues compared with $62.9 million or 24.0% of total revenues in the second quarter of 2008.

The effective tax rate for the first half of the year was 37.0%, compared to 36.5% for the same period of 2008.

Earnings

Net income for the second quarter of 2009 was $16.4 million, or $0.13 per diluted share, compared with net income of $23.6 million, or $0.20 per diluted share, in the second quarter of 2008.  On a non-GAAP basis, net income for the second quarter of 2009 was $14.6 million, or $0.12 per diluted share, compared with $26.0 million or $0.22 per diluted share for the second quarter of 2008.

Six-Month Results

For the six months ended June 30, 2009, GFI’s revenues were $440.9 million and net income was $28.0 million or $0.23 per diluted share, compared with revenues of $576.1 million and net income of $59.6 million or $0.50 per diluted share for the first six months of 2008.  On a non-GAAP basis, revenues for the first half of 2009 were $432.8 million and net income was $27.5 million or $0.23 per diluted share, compared with non-GAAP revenues of $576.1 million and net income of $64.1 million or $0.54 per diluted share for the first six months of 2008.

Non-GAAP Financial Measures

To supplement GFI’s unaudited financial statements presented in accordance with GAAP, the Company uses certain non-GAAP measures of financial performance.  The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies.  In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP.  The non-GAAP financial measures used by GFI include non-GAAP revenues, non-GAAP net income and non-GAAP diluted earnings per share.  These non-GAAP financial measures currently exclude amortization of acquired intangibles and certain other items that management views as non-operating or non-recurring from the Company’s statement of income as detailed below.

In addition, GFI may consider whether other significant non-operating or non-recurring items that arise in the future should also be excluded in calculating the non-GAAP financial measures it uses.  The non-GAAP financial measures also take into account income tax adjustments with respect to the excluded items.

GFI believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s core business, operating results or future outlook.  GFI’s management uses, and believes that investors benefit from referring to these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods.  These non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods.

In addition to the reasons stated above, which are generally applicable to each of the items GFI excludes from its non-GAAP financial measures, the Company believes it is appropriate to exclude amortization of acquired intangibles because when analyzing the operating performance of an acquired business, GFI’s management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid) without taking into consideration any charges for allocations made for accounting purposes.  Further, because the purchase price for an acquisition necessarily reflects the accounting value assigned to intangible assets, when analyzing the operating performance of an acquisition in subsequent periods, the Company’s management excludes the GAAP impact of acquired intangible assets on its financial results.  GFI believes that such an approach is useful in understanding the long-term return provided by an acquisition and that investors benefit from a supplemental non-GAAP financial measure that excludes the accounting expense associated with acquired intangible assets.

Set forth below is specific detail regarding items excluded in our non-GAAP financial measures.  A reconciliation of the non-GAAP to GAAP figures follows this press release.

In the second quarter of 2009, the difference between GAAP and non-GAAP revenues was $4.2 million and the difference between GAAP and non-GAAP net income was ($1.8) million and reflected for non-GAAP purposes:

•                  The exclusion from revenues of a $4.2 million mark-to-market unrealized gain on forward hedges of future foreign currency revenues;

•                  The exclusion of $1.4 million of amortization on all acquired intangible assets; and

•                  The effect of adjusting for these items would decrease the Company’s income tax expense by $1.1 million.

In the first six months of 2009, the difference between GAAP and non-GAAP revenue was $8.1 million and the difference between GAAP and non-GAAP net income was ($0.4) million and reflected for non-GAAP purposes:

•                  The exclusion from revenues of:

•                  $7.4 million mark-to-market unrealized gains on forward hedges of future foreign currency revenues; and

•                  a $0.7 million gain on the Company’s exchange of its investment in The Clearing Corporation for an investment in a holding company of ICE Trust;

•                  The exclusion of $2.7 million of amortization on all acquired intangible assets;

•                  The exclusion of $4.6 million related to severance and other restructuring initiatives, including an $0.8 million charge relating to the termination of a joint venture; and

•                  The effect of adjusting for these items would decrease the Company’s income tax expense by $0.3 million.

In the second quarter of 2008, there was no difference between GAAP and non-GAAP revenues.  The difference between GAAP and non-GAAP net income was $2.3 million and reflected for non-GAAP purposes:

•                  The exclusion of $1.4 million of amortization on all acquired intangible assets;

•                  The exclusion of items related to the planned relocation of the Company’s New York offices to larger premises scheduled completed in the third quarter of 2008, including:

•                  $0.8 million of duplicate rent expense; and

•                  $1.4 million of accelerated depreciation expense related to assets to be abandoned;

•                  The effect of adjusting for these items would increase the Company’s income tax expense by $1.3 million.

For the six months ended June 30, 2008, there was no difference between GAAP and non-GAAP revenues.  The difference between GAAP and non-GAAP net income was $4.4 million and reflected for non-GAAP purposes:

•                  The exclusion of $2.5 million of amortization on all acquired intangible assets;

•                  The exclusion of items related to the planned relocation of the Company’s New York offices to larger premises, including:

•                  $1.7 million of duplicate rent expense; and

•                  $2.7 million of accelerated depreciation expense related to assets to be abandoned;

•                  The effect of adjusting for these items would increase the Company’s income tax expense by $2.5 million.

Dividend Declaration

The Board of Directors of GFI Group has declared a quarterly cash dividend of $0.05 per share payable on August 28, 2009 to shareholders of record on August 14, 2009.

Conference Call

GFI has scheduled an investor conference call to discuss the results at 8:30 a.m. (Eastern Time) on Friday, July 31. Those wishing to listen to the live conference call via telephone should dial 800-901-5247 in North America, passcode 58338750; and +1 617-786-4501 in Europe, same passcode.

A live audio web cast of the conference call will be available on the Investor Relations section of GFI’s Website. For web cast registration information, please visit: http://www.gfigroup.com. Following the conference call, an archived recording will be available at the same site.

Supplementary Financial Information

GFI Group has posted details of its historical monthly brokerage revenues on the Investor Relations page of its web site under the heading Supplementary Financial Information. The Company currently plans to post this information quarterly in conjunction with its announcement of earnings, but does not undertake a responsibility to continue to provide or update such information.

About GFI Group Inc.

GFI Group Inc. (http://www.GFIgroup.com) is a leading provider of wholesale brokerage, electronic execution and trading support products for global financial markets. GFI Group Inc. provides brokerage services, market data, trading platform and analytics software products to institutional clients in markets for a range of credit, financial, equity and commodity instruments.

Headquartered in New York, GFI was founded in 1987 and employs more than 1,700 people with additional offices in London, Dublin, Paris, Hong Kong, Seoul, Tokyo, Singapore, Sydney, Cape Town, Santiago, Dubai, Tel Aviv, Calgary, Englewood (NJ) and Sugar Land (TX).  GFI provides services and products to over 2,100 institutional clients, including leading investment and commercial banks, corporations, insurance companies and hedge funds. Its brands include GFI™, GFInet®, CreditMatch®, GFI ForexMatch®, EnergyMatch®, FENICS®, Starsupply®, Amerex®, and Trayport®.

Forward-looking statements

Certain matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “might,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: acquisitions by us of businesses or technologies; economic, political and market factors affecting trading volumes, securities prices or demand for the Company’s brokerage services; competition from current and new competitors; the Company’s ability to attract and retain key personnel, including highly-qualified brokerage personnel; the Company’s ability to identify and develop new products and markets; changes in laws and regulations governing the Company’s business and operations or permissible activities; the Company’s ability to manage its international operations; financial difficulties experienced by the Company’s customers or key participants in the markets in which the Company focuses its brokerage services; the Company’s ability to keep up with technological changes; and uncertainties relating to litigation.  Further information about factors that could affect the Company’s financial and other results is included in the Company’s filings with the Securities and Exchange Commission.  The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
GFI Group Inc.	Comm-Partners LLC
Christopher Giancarlo	June Filingeri
Executive Vice President - Corporate Development	203-972-0186
212-968-2992	junefil@optonline.net
investorinfo@gfigroup.com

Chris Ann Casaburri

Investor Relations Manager
212-968-4167
chris.casaburri@gfigroup.com

Media Contact:
GFI Group Inc.
Patricia Gutierrez
Vice President - Public Relations
212-968-2964
patricia.gutierrez@gfigroup.com

– FINANCIAL TABLES FOLLOW –

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GFI Group Inc. and Subsidiaries

Consolidated Statements of Income (unaudited)

(In thousands except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
REVENUES:
Brokerage revenues:
Agency commissions	$121,488	$192,074	$246,887	$431,163
Principal transactions	79,566	53,532	151,781	112,626
Total brokerage revenues	201,054	245,606	398,668	543,789
Software, analytics and market data	13,019	13,157	26,071	24,416
Interest income	226	2,078	723	4,761
Other income	10,367	688	15,439	3,163
Total revenues	224,666	261,529	440,901	576,129

EXPENSES:
Compensation and employee benefits	146,575	158,730	292,123	351,928
Communications and market data	11,240	11,744	22,738	22,925
Travel and promotion	8,550	13,291	16,030	25,014
Rent and occupancy	5,297	6,759	10,447	13,373
Depreciation and amortization	8,015	8,449	15,854	16,371
Professional fees	4,129	7,351	9,220	12,363
Clearing fees	8,106	10,486	16,213	21,688
Interest	2,657	3,748	5,126	6,833
Other expenses	3,847	4,636	8,775	11,728
Total expenses	198,416	225,194	396,526	482,223

INCOME BEFORE PROVISION FOR INCOME TAXES	26,250	36,335	44,375	93,906

PROVISION FOR INCOME TAXES	9,894	12,687	16,419	34,276

NET INCOME	$16,356	$23,648	$27,956	$59,630

Basic earnings per share	$0.14	$0.20	$0.24	$0.51
Diluted earnings per share	$0.13	$0.20	$0.23	$0.50

Weighted average shares outstanding - basic	117,928,484	117,737,558	118,145,154	117,736,900

Weighted average shares outstanding - diluted	121,169,884	119,352,389	120,787,335	119,663,704

GFI Group Inc. and Subsidiaries

Consolidated Statements of Income (unaudited)

As a Percentage of Total Revenues

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
REVENUES:
Brokerage revenues:
Agency commissions	54.1%	73.4%	56.0%	74.8%
Principal transactions	35.4%	20.5%	34.4%	19.5%
Total brokerage revenues	89.5%	93.9%	90.4%	94.4%
Software, analytics and market data	5.8%	5.0%	5.9%	4.2%
Interest income	0.1%	0.8%	0.2%	0.8%
Other income	4.6%	0.3%	3.5%	0.5%
Total revenues	100.0%	100.0%	100.0%	100.0%

EXPENSES:
Compensation and employee benefits	65.2%	60.7%	66.3%	61.1%
Communications and market data	5.0%	4.5%	5.2%	4.0%
Travel and promotion	3.8%	5.1%	3.6%	4.3%
Rent and occupancy	2.4%	2.6%	2.4%	2.3%
Depreciation and amortization	3.6%	3.2%	3.6%	2.8%
Professional fees	1.8%	2.8%	2.1%	2.1%
Clearing fees	3.6%	4.0%	3.7%	3.8%
Interest	1.2%	1.4%	1.2%	1.2%
Other expenses	1.7%	1.8%	2.0%	2.0%
Total expenses	88.3%	86.1%	89.9%	83.7%

INCOME BEFORE PROVISION FOR INCOME TAXES	11.7%	13.9%	10.1%	16.3%

PROVISION FOR INCOME TAXES	4.4%	4.9%	3.7%	5.9%

NET INCOME	7.3%	9.0%	6.3%	10.4%

GFI Group Inc. and Subsidiaries

Selected Financial Data (unaudited)

(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Brokerage Revenues by Product Categories:
Credit	$81,088	$76,275	$155,492	$186,971
Financial	33,405	46,322	64,496	98,342
Equity	48,853	69,636	102,247	148,352
Commodity	37,708	53,373	76,433	110,124

Total brokerage revenues	$201,054	$245,606	$398,668	$543,789

Brokerage Revenues by Geographic Region:
Americas	$88,511	$91,075	$178,048	$210,531
Europe, Middle East, and Africa	95,904	130,304	189,210	279,855
Asia-Pacific	16,639	24,227	31,410	53,403

Total brokerage revenues	$201,054	$245,606	$398,668	$543,789

	June 30,	December 31,
	2009	2008

Consolidated Statement of Financial Condition Data:
Cash and cash equivalents	$334,836	$342,375
Total assets (1)	1,271,435	1,085,911
Total debt, including current portion	194,388	223,823
Stockholders’ equity	500,752	476,963

Selected Statistical Data:
Brokerage personnel headcount (2)	1,069	1,037
Employees	1,743	1,740
Broker productivity for the period (3)	$191	$184

(1)

Total assets include receivables from brokers, dealers and clearing organizations of $367.1 million and $149.7 million at June 30, 2009 and December 31, 2008, respectively. These receivables primarily represent securities transactions entered into in connection with our matched principal business which have not settled as of their stated settlement dates. These receivables are substantially offset by corresponding payables to brokers, dealers and clearing organizations for these unsettled transactions.

(2)	Brokerage personnel headcount includes brokers, trainees and clerks.

(3)	Broker productivity is calculated as brokerage revenues divided by average monthly brokerage personnel headcount for the quarter.

GFI Group Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures (unaudited)

(In thousands except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

GAAP revenues	$224,666	$261,529	$440,901	$576,129
Gain on exchange of cost-method investments (a)	—	—	(697)	—
Mark-to-market (gain)/loss on forward hedges of future foreign currency revenues (a)	(4,178)	—	(7,420)	—
Total Non-GAAP Revenues	220,488	261,529	432,784	576,129

GAAP expenses	198,416	225,194	396,526	482,223
Non-operating adjustments:
Amortization of intangibles	(1,356)	(1,368)	(2,728)	(2,531)
Severance and other restructuring	—	—	(4,644)	—
Duplicate rent	—	(849)	—	(1,698)
Accelerated depreciation on 100 Wall Street	—	(1,365)	—	(2,730)
Total Non-GAAP adjustments (a)	(1,356)	(3,582)	(7,372)	(6,959)
Non-GAAP operating expenses	197,060	221,612	389,154	475,264

GAAP income before provision for income taxes	26,250	36,335	44,375	93,906
Sum of Non-GAAP items = (a)	(2,822)	3,582	(745)	6,959
Non-GAAP income before tax provision	23,428	39,917	43,630	100,865

GAAP provision for income tax	9,894	12,687	16,419	34,276

Income tax impact on Non-GAAP items (b)	(1,064)	1,251	(316)	2,517

Non-GAAP provision for income taxes	8,830	13,938	16,103	36,793

GAAP net income	16,356	23,648	27,956	59,630

Sum of Non-GAAP adjustments [ (a) - (b) ]	(1,758)	2,331	(429)	4,442
Non-GAAP net income	$14,598	$25,979	$27,527	$64,072

GAAP basic net income per share	$0.14	$0.20	$0.24	$0.51

Basic non-operating income/(loss) per share	(0.02)	0.02	(0.01)	0.03

Non-GAAP basic net income per share	$0.12	$0.22	$0.23	$0.54

GAAP diluted net income per share	$0.13	$0.20	$0.23	$0.50

Diluted non-operating income/(loss) per share	(0.01)	0.02	—	0.04

Non-GAAP diluted net income per share	$0.12	$0.22	$0.23	$0.54

Weighted average Non-GAAP shares outstanding - basic	117,928,484	117,737,558	118,145,154	117,736,900

Weighted average Non-GAAP shares outstanding - diluted	121,169,884	119,352,389	120,787,335	119,663,704